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                                                                  Exhibit 3.2


             CERTIFICATE OF AMENDMENT OF SECOND AMENDED AND RESTATED
                           CERTIFICATE INCORPORATION
                                       OF
                              DIGIMARC CORPORATION

         DIGIMARC CORPORATION, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         1. That at a meeting of the Board of Directors of Digimarc, duly held on February 11, 2000, resolutions were adopted setting forth the proposed amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The resolutions setting forth the proposed amendment and restatement are as follows:

                     RESOLVED, that the Board approves an amendment to the Digimarc Corporation Certificate of Incorporation to increase the number of shares of common stock authorized for issuance by the Company from 30,000,000 to 100,000,000; and

                  FURTHER RESOLVED that Section 4.1 of the Second Amended and Restated Certificate be, and hereby is amended and restated to read in full as follows:

                  "The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 105,000,000, consisting of 100,000,000 shares of common stock, $.001 par value per share ("Common Stock"), and 5,000,000 shares of preferred stock ("Preferred Stock"), $.001 par value per share."

                     FURTHER RESOLVED, that the officers are authorized to solicit and obtain the consent of the stockholders of the corporation to amend the Certificate of Incorporation and upon receipt of said consent, the officers are authorized to file such Amended Certificate with the Secretary of State of Delaware; and

                     FURTHER RESOLVED, that the officers of this corporation, and any one of them, is authorized to take any and all actions to effect the foregoing, including the making of any required notifications with any other entity.

         2. That thereafter, pursuant to resolution of its Board of Directors, the Corporation's annual meeting of the stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

         3. That said amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.


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         4. That the capital of said corporation shall not be reduced under or by reason of said amendment.


      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer, this 24th day of August, 2000.

                                      By:      /S/  BRUCE DAVIS
                                          --------------------------------------
                                              Bruce Davis, President